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                                                                    EXHIBIT 23.3

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and the related Prospectus of USA Waste Services, Inc. for the registration of shares of its common stock and to the incorporation by reference therein of our report, dated August 25, 1995 (except for Note 8, as to which the date is September 12, 1995), with respect to the consolidated financial statements and schedules of Western Waste Industries included in Western Waste Industries' Annual Report (Form 10-K, as amended by Form 10-K/A, Amendment No. 1) for the year ended June 30, 1995, filed with the Securities and Exchange Commission.


                                                               ERNST & YOUNG LLP

Long Beach, California
April 2, 1996